Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE JOHNS HOPKINS UNIVERSITY

&

HANES NEWCO, INC.

JHU Agreement:  [**]

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 (“JHU”) and Hanes NewCo, Inc., a Delaware corporation having an address at c/o Jeff Wiesen, Mintz Levin Cohn Ferris Glovsky and Popeo PC, One Financial Center, Boston, MA 02111 (“Company”), with respect to the following:

RECITALS

WHEREAS, as a center for research and education, JHU is interested in licensing PATENT RIGHTS (hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new processes, but is without capacity to commercially develop, manufacture, and distribute any such products or processes; and

WHEREAS, a valuable invention entitled [**] was developed during the course of research conducted by [**], and a valuable invention entitled [**] was developed during the course of research conducted by [**], and a valuable invention entitled [**] was developed during the course of research conducted by [**], and a valuable invention entitled [**] was developed during the course of research conducted by [**], and a valuable invention entitled [**] was developed during the course of research conducted by [**] (all hereinafter, “Inventors”); and

WHEREAS, JHU has acquired through assignment all rights, title and interest, with the exception of certain retained rights by the United States Government, in its interest in said valuable inventions; and

WHEREAS, Company desires obtain certain rights in such inventions as herein provided, and to commercially develop, manufacture, use and distribute products and processes based upon or embodying said valuable inventions throughout the world;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

All references to particular Exhibits, Articles or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified.  For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1                               “AFFILIATED COMPANY” as used herein in either singular or plural shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with Company.  For purposes of this Paragraph 1.1, control shall mean the direct or indirect ownership of at least fifty- percent (50%).

1.2                               “EFFECTIVE DATE” of this License Agreement shall mean the date the last party hereto has executed this Agreement.

1.3                               “EXCLUSIVE LICENSE” shall mean a grant by JHU to Company of its entire right and interest in the PATENT RIGHTS subject to rights retained by the United States Government, if any, in accordance with the Bayh-Dole Act of 1980 (established by P.L. 96-517 and amended by P.L. 98-620, codified at 35 USC § 200 et. seq. and implemented according to 37 CFR Part 401), and subject to the retained right of JHU to make, have made, provide and use for its and The Johns Hopkins Health Systems’ non-commercial academic research and teaching purposes LICENSED PRODUCT(S) and LICENSED SERVICE(S), including the ability to distribute any biological material disclosed and/or claimed in PATENT RIGHTS for nonprofit non-commercial academic research use to non-commercial entities as is customary in the scientific community.

1.4                               “KNOW-HOW AND MATERIALS” shall mean JHU’s interest in proprietary materials, information, records, and data developed by [**] (including incidental information developed in his laboratory) and at his direction by his laboratory personnel, fellows, and students and that are directly related to the use of and practice of the PATENT RIGHTS, and are (a) subject to the Johns Hopkins Intellectual Property Policy and (b) owned by JHU as of the EFFECTIVE DATE or developed within [**] years from the EFFECTIVE DATE and not subject to any third party rights, including without limitation the materials listed on Exhibit C.  Know-How specifically excludes patentable inventions.

1.5                               “LICENSED FIELD” shall mean all fields of use.

1.6                               “LICENSED PRODUCT(S)” as used herein in either singular or plural shall mean any process or method, material, compositions, drug, or other product, the manufacture, use or sale of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a VALID CLAIM of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe) in the country of sale.

1.7                               “LICENSED SERVICE(S)” as used herein in either singular or plural shall mean the performance on behalf of a third party of any method or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a VALID CLAIM of the PATENT RIGHTS, (infringement shall include, but not be limited to, direct, contributory or inducement to infringe) in the country of performance of the services.

1.8                               “NET SALES” shall mean gross sales revenues and fees billed by Company and AFFILIATED COMPANY from the sale of LICENSED PRODUCT(S) less (i) trade, quantity or cash discounts allowed, (ii) refunds, credits or allowances for returns, rejections and recalls; (iii) rebates and chargebacks, (iv) sales, use or other taxes and tariffs, duties or other charges levied by a governmental entity on the production, sale, delivery or use of LICENSED PRODUCT(S), and (iv) packing, freight, shipping and insurance charges.

In the event that Company or AFFILIATED  COMPANY sells a LICENSED PRODUCT(S) as part of a combination, then:

(i)                                     in the event that Company or AFFILIATED COMPANY sells in a particular country during a particular year a LICENSED PRODUCT(S) together with other non-therapeutic ingredients or substances or as part of a kit, and Company or AFFILIATED COMPANY also sells such LICENSED PRODUCT(S) in such country in such year separately the NET SALES for purposes of royalty payments shall be based on the sales revenues and fees that would be received from the separate sale of the same quantity of LICENSED PRODUCT as is contained in the combination.

(ii)                                  in the event that Company or an AFFILIATED COMPANY sells, in a particular country during a particular year, a LICENSED PRODUCT for therapeutic purposes in combination with a therapeutically active ingredient which is not a LICENSED PRODUCT (“Other Items”), the NET SALES for purposes of royalty payments shall be calculated as follows:

(a)                                 If all LICENSED PRODUCTS and Other Items contained in the combination are available separately in the particular country during such year, the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by the fraction A/A+B, where A is the separately available price of all LICENSED PRODUCTS in the combination in the particular country during such year, and B is the separately available price for all Other Items in the combination in the particular country during such year.

(b)                                 If the combination includes Other Items which are not sold separately in the particular country during such year (but all LICENSED PRODUCTS contained in the combination are available separately in the particular country during such year), the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by A/C, where A is as defined above and C is the invoiced price of the combination.

(c)                                  If the LICENSED PRODUCTS contained in the combination are not sold separately, the parties agree to negotiate a reduction in the royalty rate to reflect the fair value that the LICENSED PRODUCT attributed to the overall product sold.

The term “Other Items” does not include solvents, diluents, carriers, excipients, buffers or the like used in formulating a product.

(iii)                               In no event shall:  (1) Company apply the credit in both paragraphs (i) and (ii) above to the same sale of a LICENSED PRODUCT, and (2) the royalty rates be reduced by greater than [**] percent ([**]%) when collectively applying the credits of paragraphs (i) above, (ii) above, and the offset of Paragraph 3 in EXHIBIT A.

1.9                               “NET SERVICE REVENUES” shall mean gross service revenues and fees billed by Company and AFFILIATED COMPANY for the performance of LICENSED SERVICE(S) less (i) trade, quantity or cash discounts allowed, (ii) refunds, rebates, and chargebacks, (iii) sales or other taxes or charges levied by a governmental entity upon and with specific reference to the LICENSED SERVICE(S).  In the event that Company or AFFILIATED COMPANY sells a LICENSED SERVICE(S) that is also sold separately in combination with other services, the NET SERVICE REVENUES for purposes of royalty payments shall be based on the sales revenues that would be received from the separate sale of the same quantity of LICENSED SERVICE(S) as is contained in the combination.

1.10                        “PATENT RIGHTS” shall mean the patents and applications listed in EXHIBIT D for JHU Ref #[**] and JHU Ref # [**], any patent applications hereafter filed for JHU Ref # [**] and JHU Ref # [**] (all such patent applications for JHU Ref # [**], JHU Ref # [**], JHU Ref # [**] and JHU Ref # [**] hereinafter referred to as “Patent Applications”) and all continuations, divisions, claims of continuations-in-part applications directed to subject matter specifically described in the Patent Applications, continued prosecution applications and reissues, reexaminations, extensions and supplemental protection certificates thereof, and any corresponding foreign patent applications, and any patents, or other equivalent foreign patent rights issuing, granted or registered thereon.  “OPTION PATENT RIGHTS” shall mean the patents and applications listed in EXHIBIT D for JHU Ref # [**] (hereinafter referred to as “Option Patent Applications”) and all continuations, divisions, claims of continuations-in-part applications directed to subject matter specifically described in the Option Patent Applications, continued prosecution applications and reissues, reexaminations, extensions and supplemental protection certificates thereof, and any corresponding foreign patent applications, and any patents, or other equivalent foreign patent rights issuing, granted or registered thereon.  In the event of the exercise by Company of the option set forth in Section 2.5, the OPTION PATENT RIGHTS shall become PATENT RIGHTS for all purposes of this Agreement, except as set forth in Section 2.4.

1.11                        “SUBLICENSE CONSIDERATION” shall mean consideration of any kind received by the Company or AFFILIATED COMPANIES from a SUBLICENSEE(S) for the grant of a sublicense under this Agreement, including upfront fees, running royalties on LICENSED PRODUCT(S) and LICENSED SERVICE(S), milestone fees based on SUBLICENSEE achievements, and any premium paid by the SUBLICENSEE(S) over Fair Market Value for stock of the Company or an AFFILIATED COMPANY in consideration for such sublicense; provided that SUBLICENSE CONSIDERATION shall not include amounts paid to the Company or an AFFILIATED COMPANY by the SUBLICENSEE(S) for milestone payments based on Company achievements (but only if (i) Company owes a milestone payment to JHU for that same achievement or (ii) the Company did not receive payments (other than the milestone payment) from the SUBLICENSEE for product development, research work, clinical studies or regulatory approvals performed by or for the Company or AFFILIATED COMPANIES to achieve the event resulting in the milestone payment), loans, equity investments at Fair Market Value, payments for product development, research work, clinical studies and regulatory approvals performed by or for the Company or AFFILIATED COMPANIES (including third parties on their behalf), each pursuant to a specific agreement providing for a work plan and reasonable budget.  The term “Fair Market Value” shall mean (i) if the stock is publicly traded, the average price that the stock in question is publicly trading at for [**] days prior to the announcement of its purchase by the SUBLICENSEE(S), (ii) if the stock is not publicly traded, and the Company or AFFILIATED COMPANY has had a private equity financing (including a financing with debt securities convertible to equity) within [**], the value of such stock as determined by the most recent such private financing through a financial investor (an entity whose sole interest in the Company or AFFILIATED COMPANY is financial, including an investment entity owned or controlled by a pharmaceutical company or other operating company that makes an investment separate from a sublicense granted to its parent company) of the Company or AFFILIATED COMPANY that issued the shares, or (iii) if the stock is not publicly traded, and the

Company or AFFILIATED COMPANY has not had a private equity financing (including a financing with debt securities convertible to equity) through a financial investor (as defined above) within [**], a value to be agreed upon by the Company and JHU, or if they fail to agree within [**] days after the sale of the stock to the SUBLICENSEE, by an independent appraisal firm selected by the Company.

1.12                        “SUBLICENSEE(S)” as used herein in either singular or plural shall mean any person or entity other than an AFFILIATED COMPANY to which Company or an AFFILIATED COMPANY has granted a sublicense under this Agreement.

1.13                        “VALID CLAIM” shall mean either:  (a) a claim of an issued and unexpired patent included within the PATENT RIGHTS which has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise; or (b) a claim of a pending patent application included within the PATENT RIGHTS, which claim has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application, and has been pending for less than [**] years from the date such claim was filed in a first national filing non-provisional patent application in the country of interest and has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or (iv) abandoned.

ARTICLE 2

LICENSE GRANT

2.1                               Grant.  Subject to the terms and conditions of this Agreement, JHU hereby grants to Company

(i)                                     a world-wide EXCLUSIVE LICENSE to research, develop, make, have made, use, have used, import, have imported, offer for sale, have offered for sale, sell and have sold the LICENSED PRODUCT(S) and to provide and have provided the LICENSED SERVICE(S) in the United States and worldwide under the PATENT RIGHTS in the LICENSED FIELD, and

(ii)                                  a world-wide nonexclusive license to use the KNOW HOW AND MATERIALS in the LICENSED FIELD, provided that JHU will not grant a license to KNOW HOW AND MATERIALS to any other commercial entity.

This Grant shall apply to the Company and any AFFILIATED COMPANY.  If any AFFILIATED COMPANY exercises rights under this Agreement, such AFFILIATED COMPANY shall be bound by all terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions and royalty payments, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between JHU and the AFFILIATED COMPANY.  In addition, Company shall remain fully liable to JHU for all acts and obligations of AFFILIATED COMPANY such that acts of the AFFILIATED COMPANY shall be considered acts of the Company.

KNOW HOW AND MATERIALS will be transferred from time-to-time by JHU’s Inventor, [**], at his discretion, and shall not be sold, invoiced, provided, or otherwise transferred, separately from PATENT RIGHTS.

2.2                               Sublicense.  Company may sublicense to others under this Agreement, subject to the terms and conditions of this Paragraph 2.2.  As a condition to its validity and enforceability, each sublicense agreement shall:  (a) incorporate by reference the terms and conditions of this Agreement, (b) be consistent with the terms, conditions and limitations of this Agreement, (c) name JHU as an intended third party beneficiary of the obligations of SUBLICENSEE without imposition of obligation or liability on the part of JHU or its Inventors to the SUBLICENSEE, and (d) specifically incorporate Paragraphs 6.2 “Representations by JHU”, 7.1 “Indemnification”, 10.1 “Use of Name”, 10.4 “Product Liability” into the body of the sublicense agreement, and cause the terms used in therein to have the same meaning as in this Agreement..  Company shall provide to JHU a copy of each fully executed sublicense agreement, within [**] days of execution by both Company and proposed SUBLICENSEE.  To the extent that any terms, conditions or limitations of any sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against JHU.

2.3                               Government Rights.  The United States Government may have acquired a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in PATENT RIGHTS throughout the world.  To the extent that the inventions claimed in the PATENT RIGHTS were funded by grants, awards or contracts with the United States government, the rights granted herein are additionally subject to:  (i) the requirement that any LICENSED PRODUCT(S) produced for use or sale within the United States shall be substantially manufactured in the United States (unless a waiver under 35 USC § 204 or equivalent is granted by the appropriate United States government agency), (ii) the right of the United States government to require JHU, or its licensees, including Company, to grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill health or safety needs, and, (iii) other rights acquired by the United States government under the laws and regulations applicable to the grant/contract award under which the inventions were made.

2.4                               Improvements.  Subject to any third party, including U.S. Government, obligations of JHU under any agreement under which any Improvement is made, JHU will notify Company in writing of any Improvement within [**] days of disclosure to the JHU technology transfer office.  Company will have a right of first negotiation for [**] days to amend this Agreement to add the Improvement and related patent rights, know how and materials to this Agreement.  JHU and Company will negotiate in good faith on reasonable terms for adding the Improvement to this Agreement.  For purposes hereof, “Improvement” shall mean an invention (i) made in the laboratory of [**], (ii) that would infringe the PATENT RIGHTS if made used, imported or sold without a license to PATENT RIGHTS, (iii) pertaining to mucosal delivery using mucus penetrating nanoparticles or microparticles, and (iv) reported to the JHU technology transfer office within [**] from the EFFECTIVE DATE; provided, however, that if the OPTION PATENT RIGHTS become PATENT RIGHTS upon exercise of the option set forth in Section 2.5, the OPTION PATENT RIGHTS shall not be included in PATENT RIGHTS for purposes of this Section 2.4.

2.5                               Option for OPTION PATENT RIGHTS.  JHU hereby grants to Company an exclusive option for a period of [**] months from the EFFECTIVE DATE to add the OPTION PATENT RIGHTS to the definition of PATENT RIGHTS hereunder.  Such option may be exercised by written notice to JHU at any time during such [**] month period, and upon the giving of such written notice, the OPTION PATENT RIGHTS shall become PATENT RIGHTS for all purposes of this Agreement, except as set forth in Section 2.4.

ARTICLE 3

FEES, ROYALTIES, & PAYMENTS

3.1                               License Fee.  Company shall pay to JHU within [**] days of the EFFECTIVE DATE of this Agreement a license fee as set forth in Exhibit A.  JHU will not submit an invoice for the license fee, which is nonrefundable and shall not be credited against royalties or other fees.

3.2                               Minimum Annual Royalties.  Company shall pay to JHU minimum annual royalties as set forth in Exhibit A.  These minimum annual royalties shall be due, without invoice from JHU, within [**] days of [**] of each year, commencing with [**] Running royalties accrued under Paragraph 3.3 and percentage of SUBLICENSE CONSIDERATION accrued under Paragraph 3.4 and paid to JHU during the one year period preceding [**] of each year, commencing with [**] shall be credited against the minimum annual royalties due on that anniversary date.

3.3                               Running Royalties.  Company shall pay to JHU a running royalty as set forth in Exhibit A, for each LICENSED PRODUCT(S) sold, and for each LICENSED SERVICE(S) provided, by Company, AFFILIATED COMPANIES, based on NET SALES and NET SERVICE REVENUES for the term of this Agreement.  Such payments shall be made quarterly, as set forth in Section 5.1(a).  All non-US taxes related to LICENSED PRODUCT(S) or LICENSED SERVICE(S) sold under this Agreement shall be paid by Company and shall not be deducted from royalty or other payments due to JHU, but shall be deducted from gross sales revenues and fees and gross service revenues and fees in the calculation of NET SALES and NET SERVICE REVENUES to the extent such taxes have been included in gross sales revenues and fees and gross service revenues and fees.  JHU shall be responsible for paying any and all taxes (other than withholding taxes or deduction of tax at source required by applicable law to be paid by Company) levied on it by account of its receipt of any payments it receives under this Agreement.  If applicable laws require that taxes be withheld or deducted at source from any amounts due to JHU under this Agreement, the Company shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) deliver to JHU a statement including the amount of tax withheld and justification therefor, and such other information as may be necessary for tax credit purposes.  Company shall cooperate with JHU in any action by JHU for a refund of such taxes withheld.

In order to insure JHU the full royalty payments contemplated hereunder, Company agrees that in the event any LICENSED PRODUCT(S) shall be sold by the Company to an AFFILIATED COMPANY, by an AFFILIATED COMPANY to the Company, or among AFFILIATED COMPANIES the royalties to be paid hereunder for such LICENSED PRODUCT(S) shall be based upon the greater of:  1) the NET SALES at which the purchaser of LICENSED PRODUCT(S) resells such product to the end user, 2) the NET SERVICE REVENUES received from using the LICENSED PRODUCT(S) in providing a service, or 3) the NET SALES of LICENSED PRODUCT(S) paid by the purchaser.

In the event that consideration in lieu of money is received by Company or an AFFILIATED COMPANY from the sale of LICENSED PRODUCT(S), the fair market value of such consideration shall be included in the determination of NET SALES for such sale.  Such fair market value shall be determined by the Company or AFFLILIATED COMPANY, as applicable, in good faith.

3.4                               Sublicense Consideration.  In addition to the running royalty as set forth under Paragraph 3.3, Company shall pay to JHU a percentage of SUBLICENSE CONSIDERATION as set forth in Exhibit A.  This percentage of SUBLICENSE CONSIDERATION shall be due, without the need for invoice from JHU, within [**] days after the end of each calendar quarter in which sublicense consideration is received.

3.5                               Milestones.  Company shall pay to JHU milestones as set forth in Exhibit A.  These milestones shall be due, without invoice from JHU, within [**] days of achievement of such milestone.

3.6                               Patent Reimbursement.  Company will reimburse JHU for the costs of preparing, filing, maintaining and prosecuting PATENT RIGHTS incurred prior to the EFFECTIVE DATE (“PRIOR PATENT COSTS”) (currently estimated at about $ [**]).  In the event the OPTION PATENT RIGHTS become PATENT RIGHTS upon exercise of the option set forth in Section 2.5, the sum of $[**] shall be added to the PRIOR PATENT COSTS.  Company shall pay without invoice from JHU $[**] per month until the sooner of (i) all PRIOR PATENT COSTS have been paid or (ii) Company has raised a total of $[**], at which time the balance of unpaid PRIOR PATENT COSTS shall be due within [**] days.

In accordance with Paragraph 4.1 below, Company will reimburse JHU, within [**] days of the receipt of an invoice from JHU, for all costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS and the OPTION PATENT RIGHTS incurred by JHU subsequent to the EFFECTIVE DATE of this Agreement.

3.7                               Form of Payment.  All payments under this Agreement shall be made in U.S. Dollars by either check or wire transfer.

3.8                               Payment Information.  All check payments from Company to JHU shall be sent to:

Director

Johns Hopkins Technology Transfer

The Johns Hopkins University

100 N. Charles Street, 5th Floor

Baltimore, MD 21201

Attn:  JHU Agrmt# [**]

or such other addresses which JHU may designate in writing from time to time.  Checks are to be made payable to “The Johns Hopkins University”.  Wire transfers may be made through:

[**]

[**]

Transit/Routing/ABA number:  [**]

SWIFT code:  [**]

CHIPS ABA number:  [**]

Account Number: [**]

Type of Account:  Depository

Reference:  [**]

(JHU Agrmt. # [**]

Attn:  Financial Manager

Company shall be responsible for any and all costs associated with wire transfers.

Via ACH

[**]

Transit/routing/ABA number:  [**]

Account number:  [**]

Type of account:  depository

CTX format is preferred; CCD+ is also accepted

3.9                               Late Payments.  In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) [**] percent ([**]%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations.  Each such payment when made shall be accompanied by all interest so accrued.  Said interest and the payment and acceptance thereof shall not negate or waive the right of JHU to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Paragraph 9.2, subject to the cure provisions set forth therein.

ARTICLE 4

PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1                               Prosecution & Maintenance.  JHU, at Company’s expense, shall file, prosecute and maintain all patents and patent applications specified under PATENT RIGHTS and, subject to the terms and conditions of this Agreement, Company shall be licensed thereunder.  Title to all such patents and patent applications shall reside in JHU.  JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHTS, provided however, that JHU shall (a) cause its patent counsel to timely copy Company on all official actions and written correspondence with any patent office, and (b) allow Company an opportunity to comment and advise JHU.  JHU shall consider and reasonably incorporate all comments and advice unless detrimental to JHU’s intellectual property rights.  By concurrent written notification to JHU and its patent counsel at least [**] days in advance (or later at JHU’s discretion) of any filing or response deadline, or fee due date, Company may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that Company pays for all costs incurred up to JHU’s receipt of such notification.  Failure to provide such notification can be considered by JHU to be Company’s authorization to proceed at Company’s expense.  Upon such notification, JHU may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own benefit, and any rights or license granted hereunder held by Company, AFFILIATED COMPANIES or SUBLICENSEE(S) relating to the PATENT RIGHTS which comprise such patent applications or patent and/or apply to the particular country, shall terminate.

4.2                               Notification.  Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

4.3                               Infringement.  Company shall have the first right to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof.  Before Company commences an action with respect to any infringement of such patents, Company shall give careful consideration to the views of JHU and to potential effects on the public interest in making its decision whether or not to sue.  Thereafter, Company may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Paragraph 4.5.  If required by law, JHU shall permit action under this Section to be brought in its name, including being joined as party-plaintiff.  However, no settlement, consent judgment or other voluntary final disposition of the suit that concedes the invalidity or unenforceability of any patent within PATENT RIGHTS may be entered into without the prior written consent of JHU, which consent shall not be unreasonably withheld.  This right to sue for infringement shall not be used in an arbitrary or capricious manner.  JHU shall reasonably cooperate in any such litigation at Company’s expense.

If Company elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify JHU in writing within [**] days of receiving notice that an infringement exists, and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.  However, no settlement, consent judgment or other voluntary final disposition of the suit that concedes the invalidity or unenforceability of any patent within PATENT RIGHTS may be entered into without the prior written consent of Company, which consent shall not be unreasonably withheld.

4.4                               Patent Invalidity Suit.  If a declaratory judgment action is brought naming Company as a defendant and alleging invalidity of any of the PATENT RIGHTS, JHU may elect to take over the sole defense of the action at its own expense.  Company shall cooperate fully with JHU in connection with any such action.

4.5                               Recovery.  Any recovery by Company under Paragraph 4.3 shall be deemed to reflect loss of commercial sales, and Company shall pay to JHU [**] percent ([**]%) of the recovery, net of all reasonable costs and expenses associated with each suit or settlement.  If the cost and expenses exceed the recovery, then [**] of the excess shall be credited against royalties payable by Company to JHU hereunder in connection with sales of LICENSED PRODUCT covered in the PATENT RIGHTS which are the subject of the infringement suit, in the country of such legal proceedings, provided, however, that any such credit under this Paragraph shall not exceed [**] percent ([**]%) of the royalties otherwise payable to JHU with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

4.6                               Cooperation.  Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

ARTICLE 5

OBLIGATIONS OF THE PARTIES

5.1                               Reports.  Company shall provide to JHU the following written reports according to the following schedules.

(a)                                 Company shall provide quarterly Royalty Reports, substantially in the format of Exhibit B and due within [**] days of the end of each calendar quarter following the first commercial sale of a LICENSED PRODUCT or LICENSED SERVICE by Company, an AFFILIATED COMPANY or a SUBLICENSEE(S).  Royalty Reports shall disclose (i) the amount of LICENSED PRODUCT(S) and LICENSED SERVICE(S) sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S), and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by Company and AFFILIATED COMPANIES thereof and (ii) the amount of SUBLICENSE CONSIDERATION received and the percentage thereof payable to JHU pursuant to Section 3.4.  Payment of any such royalties and percentage of SUBLICENSE CONSIDERATION due shall accompany such Royalty Reports.

(b)                                 Until Company, an AFFILIATED COMPANY or a SUBLICENSEE(S) has achieved a first commercial sale of a LICENSED PRODUCT or LICENSED SERVICE, or received FDA market approval, Company shall provide [**] Diligence Reports, due within [**] days of the end of [**] following the EFFECTIVE DATE of this Agreement.  These Diligence Reports shall describe Company’s, AFFILIATED COMPANIES or any SUBLICENSEE(S)’s technical efforts towards meeting its obligations under the terms of this Agreement.

(c)                                  Company shall provide [**] Reports within [**] days of the end of [**] following the EFFECTIVE DATE of this Agreement.  [**] Reports shall include:

(i)                                     evidence of insurance as required under Paragraph 10.4, or, a statement of why such insurance is not currently required, and

(ii)                                  identification of all AFFILIATED COMPANIES which have exercised rights pursuant to Paragraph 2.1, or, a statement that no AFFILIATED COMPANY has exercised such rights, and

(iii)                               notice of all FDA approvals of any LICENSED PRODUCT(S) or LICENSED SERVICE(S)  obtained by COMPANY,  AFFILIATED  COMPANY or SUBLICENSEE, the patent(s) or patent application(s) licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service, or, in the alternative, a statement that no FDA approvals have been obtained.

5.2                               Records.  Company shall make and retain, for a period of [**] years following the period of each report required by Paragraph 5.1, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 5.1.  Such books and records shall be in accordance with generally accepted accounting principles consistently applied.  Company shall permit the inspection of such records, files and books of account by an independent certified public accountant selected by JHU and acceptable to Company in its reasonable judgment during regular business hours upon [**] business days’ written notice to Company.  Such inspection shall not be made more than [**].  All costs of such inspection shall be paid by JHU, provided that if any such inspection shall reveal that an error has been made in the amount of payments hereunder for any calendar year equal to [**] percent ([**]%) or more of such payments, such costs shall be borne by Company.  As a condition to entering into any such agreement, Company shall include in any agreement with its AFFILIATED COMPANIES which permits such party to make, use, sell or import the LICENSED PRODUCT(S) or provide LICENSED SERVICE(S), a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and records of LICENSED SERVICE(S) and other information as required in Paragraph 5.1 and permit an independent certified public accountant selected by JHU and acceptable to Company in its reasonable judgment to inspect such records as required by this Paragraph.

5.3                               Commercially Reasonable Efforts.  Company shall exercise commercially reasonable efforts to develop and to introduce the LICENSED PRODUCT(S) and LICENSED SERVICE(S) into the commercial market, through itself, its AFFILIATED COMPANIES and/or its SUBLICENSEE(S), consistent with sound and reasonable business practice and judgment.  Beginning on the EFFECTIVE DATE Company shall spend, at a minimum, a total of $[**] USD over a [**] year period on research and development activities related to potential LICENSED PRODUCTS.  In addition, Company shall have [**] of a LICENSED PRODUCT prior to the [**] of the EFFECTIVE DATE.  Following the introduction of a LICENSED PRODUCT or LICENSED SERVICE into the commercial market, and until the expiration or termination of this Agreement, Company shall endeavor to keep LICENSED PRODUCT(S) and LICENSED SERVICE(S) reasonably available to the public consistent with sound and reasonable business practice and judgment.  Company shall also exercise commercially reasonable efforts to develop LICENSED PRODUCT(S) suitable for different indications within the LICENSED FIELD, consistent with sound and reasonable business practice and judgment.

5.4                               Patent Acknowledgement.  Company agrees that all packaging containing individual LICENSED PRODUCT(S) sold by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) of Company will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country’s patent laws to the extent reasonably practical.

ARTICLE 6

REPRESENTATIONS

6.1                               Duties of the Parties.  JHU is not a commercial organization.  It is an institute of research and education.  Therefore, JHU has no ability to evaluate the commercial potential of any PATENT RIGHTS or LICENSED PRODUCT or other license or rights granted in this Agreement.  It is therefore incumbent upon Company to evaluate the rights and products in question, to examine the materials and information provided by JHU, and to determine for itself the validity of any PATENT RIGHTS, its freedom to operate, and the value of any LICENSED PRODUCTS or LICENSED SERVICES or other rights granted.

6.2                               Representations by JHU.  JHU warrants that it has good and marketable title to its interest in the inventions claimed under PATENT RIGHTS with the exception of certain retained rights of the United States Government, which may apply if any part of the JHU research was funded in whole or in part by the United States Government.  JHU does not warrant the validity of any patents or that practice under such patents shall be free of infringement.  EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 6.2, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) AGREE THAT THE PATENT RIGHTS ARE PROVIDED “AS IS”, AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND LICENSED SERVICE(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY.  JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT,   SPECIAL,   AND   CONSEQUENTIAL   DAMAGES,   ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT.  COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) OR LICENSED SERVICE(S) AS DEFINED IN THIS AGREEMENT.

6.3                               Prior Assignment of Rights.  The Parties acknowledge the Assignment of Rights Agreement dated December 8, 2005 among JHU, [**] (the “Assignment Agreement”).  JHU agrees (i) that as between JHU on the one hand and [**] on the other hand, [**] are the absolute owners of the patent rights that are the subject of the Assignment Agreement, and JHU will not exercise any right it may have to terminate said Assignment Agreement, (ii) JHU is not entitled to receive any part of any stock in the Company issued to [**], and (iii) the Company will not be obligated to make any payment (including without limitation, royalties and milestones) to JHU with respect to the patent assigned under the Assignment Agreement.

ARTICLE 7

INDEMNIFICATION

7.1                               Indemnification.  JHU and the Inventors would have no legal liability exposure to third parties if JHU did not license the LICENSED PRODUCT(S) and LICENSED SERVICE(S), and any royalties JHU and the Inventors may receive is not adequate compensation for such legal liability exposure.  Therefore, JHU requires Company to protect JHU and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JHU and Inventors.  Furthermore, JHU and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATED COMPANIES or its SUBLICENSEE(S) or those operating for its account or third parties who purchase LICENSED PRODUCT(S) or LICENSED SERVICE(S) from any of the foregoing entities, develop, manufacture, market or practice the inventions of LICENSED PRODUCT(S) and LICENSED SERVICE(S).  Therefore, Company, AFFILIATED COMPANY and SUBLICENSEE, each solely with respect to its own practice of such inventions, shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of PATENT RIGHTS, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of its own practice of said inventions, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property.  Practice of the inventions covered by LICENSED PRODUCT(S) and LICENSED SERVICE(S), by an AFFILIATED COMPANY, SUBLICENSEE, or an agent or a third party on behalf of or for the account of Company or by a third party who purchases LICENSED PRODUCT(S) and LICENSED SERVICE(S) from Company, shall be considered Company’s practice of said inventions for purposes of this Paragraph.  The obligation of Company to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an affiliate or sublicensee, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

ARTICLE 8

CONFIDENTIALITY

8.1                               Confidentiality.  If necessary, the parties will exchange information, which they consider to be confidential.  The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information, and in any event no less than a reasonable degree of care.  The information shall not be disclosed or revealed to anyone except employees, consultants, collaborators, investors and prospective investors of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly.

The obligations of this Paragraph 8.1 shall also apply to AFFILIATED COMPANIES and/or SUBLICENSEE(S) provided such information of JHU by Company.  JHU’s, Company’s, AFFILIATED COMPANIES, and SUBLICENSEES’ obligations under this Paragraph 8.1 shall extend until [**] years after the termination of this Agreement.

8.2                               Exceptions.  The recipient’s obligations under Paragraph 8.1 shall not extend to any part of the information:

a.                                      that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

b.                                      that can be demonstrated, from written records to have been in the recipient’s possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

c.                                       that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

d.                                      that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party.

e.                                       that is required to be disclosed by law, government regulation or court order.

8.3                               Right to Publish.  JHU may publish manuscripts, abstracts or the like describing the PATENT RIGHTS and inventions contained therein provided confidential information of Company as defined in Paragraph 8.1, is not included or without first obtaining approval from Company to include such confidential information.  Otherwise, JHU and the Inventors shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU related to the licensed technology without prior approval.

ARTICLE 9

TERM & TERMINATION

9.1                               Term.  The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country, until the date of expiration of the last to expire patent included within PATENT RIGHTS in that country or if no patents issue then for a term of twenty (20) years from the EFFECTIVE DATE of this Agreement.

9.2                               Termination By Either Party.  This Agreement may be terminated by either party, in the event that the other party (a) files or has filed against it a petition under the Bankruptcy Act that is not dismissed within [**] days, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets and such receivership is not terminated within [**] days, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its obligations hereunder, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefor, the party receiving such notice shall not have cured the failure or breach within [**] days; provided, however, that, except where the alleged breach is for failure to pay a fixed amount due under this agreement (such as the License Fee, Minimum Annual Royalty or the $[**] monthly patent cost reimbursement payment set forth in Section 3.6), in the event the party receiving the notice disputes the alleged failure to perform or breach in good faith, such [**] day cure period shall commence upon determination by a court of competent jurisdiction (or arbitrator if the parties agree to arbitrate the matter) that the alleged failure to perform or breach exists.  In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

9.3                               Termination by Company.  Company may terminate this Agreement and the license granted herein, for any reason, upon giving JHU ninety (90) days written notice.  Company may terminate its license with respect to any particular patent or patent application with 60 days’ notice to JHU and Exhibit D shall be considered amended accordingly.  Company will not be required to reimburse JHU for patent costs incurred after the 60-day notice period for such patents or patent applications.

9.4                               Obligations and Duties upon Termination.  If this Agreement is terminated, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement.  Upon termination, both parties shall cease any further use of the confidential information disclosed to the receiving party by the other party.  Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such termination.  Termination shall not affect JHU’s right to recover unpaid royalties, fees, reimbursement for patent expenses, or other forms of financial compensation incurred prior to termination.  Upon termination Company shall submit a final royalty report to JHU and any royalty payments, fees, unreimbursed patent expenses and other financial compensation due JHU shall become immediately payable.  Furthermore, upon termination of this Agreement, all rights in and to the licensed technology shall revert immediately to JHU at no cost to JHU.  Upon termination of this Agreement, any SUBLICENSEE(S) shall become a direct licensee of JHU, provided that JHU’s obligations to SUBLICENSEE(S) are no greater than JHU’s obligations to Company under this Agreement.  Company shall provide written notice of such to each SUBLICENSEE(S) with a copy of such notice provided to JHU.

ARTICLE 10

MISCELLANEOUS

10.1                        Use of Name.  Except as required by applicable law or regulations, Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU, or, in the case of the name of an Inventor, from such Inventor; provided that the Company may disclose the existence of this Agreement and the terms hereof and the fact that [**] is a founder of the Company and a faculty member of JHU without such consent.  Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall allow at least [**] days notice of any proposed public disclosure for JHU’s review and comment or to provide written consent.

10.2                        No Partnership.  Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee.  Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

10.3                        Notice of Claim.  Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the inventions licensed hereunder.

10.4                        Product Liability.  Prior to initial human testing or first commercial sale of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) as the case may be in any particular country, Company shall establish and maintain, covering the Company’s liability in each country in which Company, an AFFILIATED COMPANY or SUBLICENSEE(S) shall test or sell LICENSED PRODUCT(S) and LICENSED SERVICE(S), product liability or other appropriate insurance coverage in the minimum amount of [**] dollars ($[**]) per claim and will annually present evidence to JHU that such coverage is being maintained.  Upon JHU’s request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained.  JHU shall be listed as an additional insured in Company’s said insurance policies.  If such Product Liability insurance is underwritten on a ‘claims made’ basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

10.5                        Governing Law.  This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws.  Any disputes between the parties to this Agreement shall be brought in the state or federal courts of Maryland.  Both parties agree to waive their right to a jury trial.

10.6                        Notice.  All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier providing evidence of delivery, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder.  Mailed notices shall be deemed to be received on the third business day following the date of mailing.  Notices sent by overnight courier shall be deemed received the following business day.

If to Company:

Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn:  Jeffrey M. Wiesen, Esq.

With a Copy to:	Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: Jeffrey M. Wiesen, Esq.

If to JHU:	Director
Technology Transfer
Johns Hopkins University
100 N. Charles Street
5th Floor
Baltimore, MD 21201
Attn: Agrmt [**]

10.7                        Compliance with All Laws.  In all activities undertaken pursuant to this Agreement, both JHU and Company covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

10.8                        Successors and Assigns.  Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that either party shall be free to assign this Agreement in connection with its merger or consolidation or any sale of substantially all of its assets without the consent of the other.  This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.9                        No Waivers; Severability.  No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing.  Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.  It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

10.10                 Entire Agreement; Amendment.  Company and JHU acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein.  It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

10.11                 Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.12                 Force Majeure.  If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement, provided however, that in no event shall such time extend for a period of more than [**] days.

10.13                 Further Assurances.  Each party shall, at any time, and from time to time, prior to or after the EFFECTIVE DATE of this Agreement, at reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

10.14                 Survival.  All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be.  This shall include Paragraphs 3.7 (Late Payments), 5.2 (Records), and Articles 6, 7, 8, 9, and 10.

10.15                 No Third Party Beneficiaries.  Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.16                 Headings.  Article headings are for convenient reference and not a part of this Agreement.  All Exhibits are incorporated herein by this reference.

10.17                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

IN WITNESS WHEREOF, this Agreement shall take effect as of the EFFECTIVE DATE when it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY	HANES NEWCO, INC.

/s/ Wesley D. Blakeslee	/s/ Robert Paull
Wesley D . Blakeslee, J.D.	Name:	Robert Paull
Executive Director	Title:	CEO

Johns Hopkins Technology Transfer
10 Nov. 2009	November 9th, 2009
(Date)	(Date)

I have read and agree to abide by the terms of this Agreement:

/s/ [**]	11/11/09
[**]	Date

EXHIBIT A.                           LICENSE FEE & ROYALITIES.

EXHIBIT B.                           SALES & ROYALTY REPORT FORM.

EXHIBIT C.                           MATERIALS.

EXHIBIT D.                           PATENT APPLICATIONS.

EXHIBIT A

LICENSE FEE & ROYALTIES

1.                                      License Fee:  The license fee due under Paragraph 3.1 is

(i)                                     [**] dollars ($[**]), and

(ii)                                  shares of Company stock in such amounts that after issuance of those shares JHU shall own [**] percent ([**]%) of the total pre-financing outstanding shares of Company.  After that, the JHU equity interest shall be diluted at the same rate as the founders’ shares through subsequent rounds of equity financing.  JHU will become a party to Company’s Investor Rights Agreement on the same basis as Company’s founders.

2.                                      Minimum Annual Royalties:  The minimum annual royalties pursuant to Paragraph 3.2 are:

[**] year:	[**] dollars ($[**]).

[**] year:	[**] dollars ($[**]).

[**] year and each year thereafter until Launch Year:	Fifty thousand dollars ($50,000).

Launch Year and each year thereafter:	One hundred thousand dollars ($100,000).

“Launch Year” shall mean the year of the first commercial sale of a LICENSED PRODUCT in the U.S., EU or Japan.

3.                                      Royalties:  The running royalty rate payable under Paragraph 3.3 is:

Portion of Annual Sales	Royalty Rate
0-$[**]	[**]	%
$[**]-$[**]	[**]	%
>$[**]	[**]	%

For those annual sales exceeding $[**]:  In the event that Company is required to pay running royalties on any patent rights not licensed hereunder (“Other Payments”) in order to commercialize a LICENSED PRODUCT or LICENSED SERVICE, Company may offset [**]% of such Other Payments actually paid against royalty payments owed to JHU, provided that that the royalty payment to JHU shall not fall below [**]% of that which would otherwise be due JHU for that LICENSED PRODUCT or LICENSED SERVICE.

4.                                      Sublicense consideration:  The percent of SUBLICENSE CONSIDERATION payable under Paragraph 3.4 is:

[**]% for any sublicense executed prior to [**] months after the EFFECTIVE DATE;

[**]% for any sublicense executed between [**] months after the EFFECTIVE DATE and [**] months after the EFFECTIVE DATE; and

[**]% for any sublicense executed more than [**] months after the EFFECTIVE DATE.

In the event that (i) Company sublicenses PATENT RIGHTS together with patent rights owned by Company and necessary to commercialize a LICENSED PRODUCT, the above percentages will be reduced by [**]% and (ii) Company pays a portion of sublicensing revenue to a third party under a third-party license for patent rights necessary to commercialize a LICENSED PRODUCT, Company may offset [**]% of such amounts actually paid against percentage of SUBLICENSE CONSIDERATION payments owed to JHU; provided that the percentage of SUBLICENSE CONSIDERATION payments to JHU shall not fall below [**]%.

5.                                      Milestones:  The milestones payable under Paragraph 3.5 are:

(i)                                     [**] upon [**]

(ii)                                  $[**] upon [**]

(iii)                               $[**] upon [**]

(iv)                              $[**] upon [**]

(v)                                 $[**] upon [**]

Each milestone payment shall be paid for the first three LICENSED PRODUCTS to achieve such milestone and no milestone payments shall be required for subsequent LICENSED PRODUCTS.  Milestone payments for the second and third LICENSED PRODUCTS shall be reduced by [**]%.

FIRST AMENDMENT

TO EXCLUSIVE LICENSE AGREEMENT

This First Amendment to Exclusive License Agreement is entered into by and between The Johns Hopkins University (“JHU”) and Kala Pharmaceuticals, Inc., formerly known as Hanes NewCo, Inc, a Delaware corporation (“Kala” or “Company”).

WHEREAS, Hanes NewCo, Inc. and JHU entered into an Exclusive License Agreement dated November 10, 2009 (“Agreement”) pursuant to which JHU licensed certain patent rights and know-how to Hanes NewCo, Inc.

WHEREAS, Hanes NewCo, Inc. changed its name to Kala Pharmaceuticals, Inc. on December 11, 2009.

WHEREAS, the parties wish to amend the Agreement on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

1.                                      Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2.                                      Each of the parties hereby agrees to amend the agreement to substitute Kala Pharmaceuticals, Inc. in place of Hanes NewCo, Inc. every place such name appears in the Agreement.

3.                                      As of the First Amendment Date, Section 2.4 of the Agreement shall be superseded in its entirety by the following:

“Commencing on the First Amendment Date, Company may, within [**] days following the end of a calendar quarter, by email to Director, Technology Licensing [email: [**] or [**]]. request information about any Improvements that were disclosed to the JHU technology transfer office during the previous calendar quarter.  Within [**] days after receipt of such email, JHU shall notify Company in writing of any such Improvements; provided, however, that if an invention disclosure describing an Improvement also contains disclosure for one or more additional inventions which are not Improvements (“Other Inventions”), then JHU may redact information on such Other Inventions.  Subject to any third party, including U.S. Government, obligations of JHU under any agreement under which any Improvement is made, Company will have a right of first negotiation to amend this Agreement to add the Improvement and related patent rights, know how and materials to this Agreement; provided, that Company notifies JHU of Company’s interest in exercising such right of first negotiation within [**] days after receipt of written notice from JHU of such Improvement.  JHU and Company will negotiate in good faith on reasonable terms for adding the Improvement to this Agreement.  For purposes hereof, “Improvement” shall mean an invention:  (i) made in the laboratory of [**]; (ii) that would infringe the PATENT RIGHTS if made, used, imported or sold without a license to PATENT RIGHTS; (iii) pertaining to mucosal delivery using mucus penetrating nanoparticles or microparticles; and (iv) reported to the JHU technology transfer office within [**] years from the First Amendment Date.”

4.                                      In Section 10.6, change the addresses for notices to the Company to the following:

“If to Company:	Kala Pharmaceuticals, Inc.
135 Beaver Street #309
Waltham, MA 02453
Attn: Chief Executive Officer
With a Copy to: General Counsel”

5.                                      In all other respects the Agreement shall remain in full force and effect.

6.                                      This First Amendment shall be effective as of the date the last party hereto has executed this First Amendment (the “First Amendment Date”).

7.                                      For the convenience of the parties hereto, this Amendment may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument, without necessity of production of the others.  Signatures may be exchanged by facsimile or electronic transmission and each of the parties to this Amendment agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of the other party.

1

8.                                      Amendment Fee.  Company shall pay to JHU within [**] days of the First Amendment Date [**] dollars ($[**]) as an amendment fee.  JHU will not submit an invoice for the amendment fee, which is nonrefundable and shall not be credited against royalties or other fees.

This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

KALA PHARMAEUTICALS, INC.		THE JOHNS HOPKINS UNIVERSITY

By:	/s/ Guillaume Pfefer	By:	/s/ Wesley D. Blakeslee
	duly authorized		duly authorized

Guillaume Pfefer		Wesley D. Blakeslee, J.D.

CEO		Executive Director

Date:		Johns Hopkins Technology Transfer

Date: 11/19/2012

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SECOND AMENDMENT

TO EXCLUSIVE LICENSE AGREEMENT

This Second Amendment to Exclusive License Agreement (“Second Amendment”) is entered into by and between The Johns Hopkins University, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, MD 21218-2695 (“JHU”), and Kala Pharmaceuticals, Inc., formerly known as Hanes NewCo, Inc, a Delaware corporation having an address at 100 Beaver Street, Suite 201, Waltham, MA 02453 (“Kala” or “Company”).

WHEREAS, Kala and JHU entered into an Exclusive License Agreement dated November 10, 2009, as amended by a First Amendment (the “First Amendment”) dated November 19, 2012 (as so amended, the “Agreement”), pursuant to which JHU licensed certain patent rights and know-how to Kala;

WHEREAS, the Exclusive License Agreement provides for milestone payments to JHU upon the achievement by Company of certain clinical trial milestones with respect to Licensed Products;

WHEREAS, JHU, Company, and GrayBug LLC are discussing, as of the Second Amendment Date (as defined below), the proposed terms of a draft Settlement and License Agreement between JHU.  Company, and GrayBug LLC (as may be modified by JHU, Company, and GrayBug, the “Proposed Settlement Terms”).  (GrayBug LLC is hereinafter referred to as “GrayBug”).

WHEREAS, Company and JHU wish to amend the Agreement on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Company and JHU agree as follows:

1.                                      As of the Second Amendment Dale, Section 3.5 of the Agreement shall be superseded in its entirety by the following:

“Company shall pay to JHU milestones as set forth in Exhibit A.  These milestones shall be due, without invoice from JHU, within [**] days of achievement of such milestone; provided however, if any of the milestones set forth in Exhibit A are achieved prior to [**], the milestone payment for such milestone shall not be due until the earlier of (i) [**] days after execution by JHU, Company, and GrayBug of the Proposed Settlement Terms and (ii) [**].  Notwithstanding anything to the contrary in this Agreement or its exhibits, upon execution of the Proposed Settlement Terms by JHU, Company, and GrayBug, each milestone achieved prior to the execution of the Proposed Settlement Terms shall be subject to any payment reductions set forth in the executed Proposed Settlement Terms as if such milestones were achieved by Company after the execution of the Proposed Settlement Terms.”

2.                                      This Second Amendment shall be effective as of May 22, 2014 (the “Second Amendment Date”).

3.                                      In all other respects the Agreement shall remain in full force and effect.

4.                                      Neither Company nor JHU is required to pay an amendment fee in connection with the execution of this Second Amendment.

This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

KALA PHARMACEUTICALS, INC.			THE JOHNS HOPKINS UNIVERSITY

By:	/s/ Guillaume Pfefer		By:	/s/ Steven L. Kousouris
	duly authorized			duly authorized

[Guillaume Pfefer]			~~[Wesley D. Blakeslee, J.D.]~~ Steven L. Kousouris

President &CEO			~~[Executive Director]~~ Sr. Director

Date: 5/23/2014			Johns Hopkins Technology Transfer

Date: 5/23/2014

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THIRD AMENDMENT

TO EXCLUSIVE LICENSE AGREEMENT

This Third Amendment to Exclusive License Agreement (“Third Amendment”) is entered into by and between The Johns Hopkins University, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, MD 21218-2695 (“JHU”), and Kala Pharmaceuticals, Inc., formerly known as Hanes NewCo, Inc., a Delaware corporation having an address at 100 Beaver Street, Suite 201, Waltham, MA 02453 (“Kala” or “Company”).

WHEREAS, Kala and JHU entered into an Exclusive License Agreement dated November 10, 2009, as amended by a First Amendment (the “First Amendment”) dated November 19, 2012 and a Second Amendment (the “Second Amendment”) effective as of May 22, 2014 (as so amended, the “Agreement”), pursuant to which JHU licensed certain patent rights and know-how to Kala and modified certain milestones, respectively;

WHEREAS, Paragraph 2.5 and certain other provisions of the Exclusive License Agreement reference “OPTION PATENT RIGHTS” and Company declined in 2010 to license such rights;

WHEREAS, the parties are joint owners of the patent rights relating to the invention entitled [**] and the parties wish to amend the Agreement to add such jointly owned patent rights, and to amend the terms of the Agreement as set forth herein regarding each party’s rights with respect to the patent rights for such invention;

WHEREAS, JHU, Company, and GrayBug LLC (“GrayBug”) are discussing proposed terms for a Settlement and License Agreement between JHU, Company and GrayBug (as may be modified by JHU, Company and GrayBug, the “Settlement Agreement”);

WHEREAS, the parties wish to amend the Agreement on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

1.                                      Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2.                                      The parties agree that notwithstanding that no date is associated with Kala’s signature to the First Amendment, the parties agree that the “First Amendment Date” as defined in the First Amendment is November 19, 2012.

3.                                      As of the Third Amendment Date, the second “Whereas” recital of the Agreement shall be superseded in its entirety by the following:

“WHEREAS, a valuable invention entitled [**] was developed during the course of research conducted by [**], and a valuable invention entitled [**] was developed during the course of research conducted by [**], and a valuable invention entitled [**] was developed during the course of research conducted by [**], and a valuable invention entitled [**] was developed during the course of research conducted for

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Company by [**], and conducted for JHU by [**] (all of the individuals in this paragraph who are officially affiliated with JHU, “Inventors”); and”

4.                                      As of the Third Amendment Date, the third “Whereas” recital of the Agreement shall be superseded in its entirety by the following

“WHEREAS, JHU has acquired through assignment all rights, title and interest, with the exception of Kala’s ownership interest in connection with JHU Ref. #[**] and certain retained rights by the United States Government, in its interest in said valuable inventions; and”

5.                                      As of the Third Amendment Date, a new Section 1.14 shall be added to the Agreement as follows:

‘“KALA/JHU JOINTLY OWNED PATENT RIGHTS’ shall mean the issued patents and patent applications listed in EXHIBIT D for JHU Ref # [**] (all such patent applications for JHU Ref # [**] hereinafter referred to as “JOINT PATENT APPLICATIONS”) and all continuations, divisions, claims of continuations-in-part applications directed to subject matter specifically described in the Joint Patent Applications, continued prosecution applications and reissues, reexaminations, extensions and supplemental protection certificates thereof, and any corresponding foreign patent applications, and any patents, or other equivalent foreign patent rights issuing, granted or registered thereon.”

6.                                      As of the Third Amendment Date, the definitions “LICENSED PRODUCTS” in Section 1.6 of the Agreement and “LICENSED SERVICES” in Section 1.7 of the Agreement are amended such that the phrase “the license granted to Company pursuant to this Agreement” in each definition shall include the addition of “or the Company’s ownership interest” as follows:

“but for the license granted to Company pursuant to this Agreement or the Company’s ownership interest,”

7.                                      As of the Third Amendment Date, Section 1.10 of the Agreement shall be superseded in its entirety by the following:

““PATENT RIGHTS” shall mean the issued patents and patent applications listed in EXHIBIT D for JHU Ref # [**] (including, without limitation, JHU Ref. # [**]), JHU Ref # [**], JHU Ref # [**], JHU Ref # [**], and KALA/JHU JOINTLY OWNED PATENT RIGHTS (all such patent applications for JHU Ref # [**] (including, without limitation, JHU Ref. # [**]), JHU Ref # [**], JHU Ref # [**], JHU Ref # [**] and JOINT PATENT APPLICATIONS hereinafter referred to as “Patent Applications”) and all continuations, divisions, claims of continuations-in-part applications directed to subject matter specifically described in the Patent Applications, continued prosecution applications and reissues, reexaminations, extensions and supplemental protection certificates thereof, and any corresponding foreign patent applications, and any patents, or other equivalent foreign patent rights issuing, granted or registered thereon.”

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8.                                      As of the Third Amendment Date, the following sentence shall be added to the end of Section 2.2 of the Agreement:

“The sublicensing restrictions set forth in this Section 2.2 shall not apply to Company’s right to sublicense Company’s interest in KALA/JHU JOINTLY OWNED PATENT RIGHTS.”

9.                                      Section 4.1 of the Agreement shall not apply to KALA/JHU JOINTLY OWNED PATENT RIGHTS.  Notwithstanding anything to the contrary in Section 4.1 of the Agreement, Company and JHU jointly own the KALA/JHU JOINTLY OWNED PATENT RIGHTS.

10.                               As of the Third Amendment Date, the following sentence shall be added to the end of Section 4.4 of the Agreement:

“Notwithstanding anything to the contrary in this Section 4.4, if a declaratory judgment action is brought naming Company as a defendant and alleging invalidity of any of the KALA/JHU JOINTLY OWNED PATENT RIGHTS, Company shall have the first right to defend such action; provided that Company elects to take over the sole defense of the action at its own expense.  JHU shall cooperate fully with Company in connection with any such action.”

11.                               As of the Third Amendment Date, the first sentence of Section 4.5 of the Agreement shall be amended to read:

“Any recovery by Company under Paragraph 4.3 shall be deemed to reflect loss of commercial sales, and Company shall pay to JHU [**] percent ([**]%) of the recovery, net of all reasonable costs and expenses associated with each suit or settlement; provided, however, that, with respect to any recovery by Company under Paragraph 4.3 for infringement of KALA/JHU JOINTLY OWNED PATENT RIGHTS, but no PATENT RIGHTS other than KALA/JHU JOINTLY OWNED PATENT RIGHTS, Company shall pay to JHU [**] percent ([**]%) of the recovery, net of all reasonable costs and expenses associated with each suit or settlement.”

12.                               As of the Third Amendment Date, a new Section 4.7 shall be added to the Agreement as follows:

“Prosecution and Maintenance of Kala/JHU Jointly Owned Patent Rights.  Notwithstanding anything to the contrary in this Agreement, except as provided below, Company, at Company’s expense, shall file, prosecute and maintain all patents and patent applications specified under the KALA/JHU JOINTLY OWNED PATENT RIGHTS.  Title to all such patents and patent applications shall reside in Company and JHU.  Company shall have control over all patent matters in connection therewith under the KALA/JHU JOINTLY OWNED PATENT RIGHTS, provided however, that COMPANY shall (a) cause its patent counsel to timely copy JHU on all official actions and written correspondence with any patent office, and (b) allow JHU an opportunity to comment and advise Company.

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Company shall consider and reasonably incorporate all comments and advice unless detrimental to Company’s intellectual property rights.  Upon signed written notification by Company to JHU that it will not file, prosecute, and/or maintain such patent applications or patent in a particular country, JHU shall have the first right to file, prosecute and/or maintain such patent applications or patent in such country at JHU’s expense and JHU’s interest in such patent applications or patent shall no longer be licensed to Company.”

13.                               As of the Third Amendment Date, Section 9.4 of the Agreement is hereby amended, such that to the extent that any PATENT RIGHTS are jointly owned between the parties, such PATENT RIGHTS to the extent owned by Kala, including Kala’s ownership interest in KALA/JHU JOINTLY OWNED PATENT RIGHTS, shall remain with Kala upon termination of the Agreement, and shall not transfer to JHU, and any licensee(s) under Kala’s ownership interest of such PATENT RIGHTS shall remain a licensee(s) of Kala; provided that to the extent that a SUBLICENSEE was granted a license by Kala under JHU’s ownership interest in such jointly owned PATENT RIGHTS, such SUBLICENSEE shall automatically become a direct licensee of JHU solely with respect to JHU’s ownership interest in such jointly owned PATENT RIGHTS upon such termination, provided that JHU’s obligations to such SUBLICENSEE(S) are no greater than JHU’s obligations to Company under this Agreement.

14.                               As of the Third Amendment Date, the following sentence shall be added to the end of Section 10.1 of the Agreement:

“Notwithstanding anything to the contrary in this Section 10.1, Kala shall have the right to disclose the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts or any Inventors to exercise Kala’s rights under Section 4.7 to file, prosecute and/or maintain the KALA/JHU JOINTLY OWNED PATENT RIGHTS.”

15.                               As of the Third Amendment Date, the address for notices to Company in Section 10.6 shall be changed to the following:

“If to Company:	Kala Pharmaceuticals, Inc.
100 Beaver Street, Suite 201
Waltham, MA 02453
Attn: Chief Executive Officer
With a Copy to: General Counsel”

16.                               As of the Third Amendment Dale, Section 2 in Exhibit A of the Agreement shall be amended as follows:

“Launch Year and each year thereafter:  One hundred thousand dollars ($100,000),” shall be omitted and replaced with “Launch Year and each year thereafter:  One hundred fifty thousand dollars ($150,000).”

17.                               As of the Third Amendment Date, the following paragraph shall be added to the end of Section 3 of Exhibit A of the Agreement:

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“Notwithstanding anything to the contrary in this Agreement or its exhibits, if the only VALID CLAIMS of PATENT RIGHTS that cover the LICENSED PRODUCT or LICENSED SERVICE are VALID CLAIMS of KALA/JHU JOINTLY OWNED PATENT RIGHTS, then only [**]% of the NET SALES or the NET SERVICE REVENUES of such LICENSED PRODUCT or LICENSED SERVICE shall apply for purposes of the royalty calculation as set forth in this Section 3.3 of the Agreement and Section 3 of this Exhibit A.”

18.                               As of the Third Amendment Date, the following paragraph shall be added to the end of Section 4 of Exhibit A of the Agreement:

“Notwithstanding anything to the contrary in this Agreement or its exhibits, the SUBLICENSE CONSIDERATION for any sublicense of only KALA/JHU JOINTLY OWNED PATENT RIGHTS, shall be reduced by [**]% as applied to any obligations of Company under this Agreement.  For clarity, the preceding paragraph regarding offsets for a third-party license shall apply after the reduction of SUBLICENSE CONSIDERATION set forth in this paragraph.”

19.                               As of the Third Amendment Date, the following paragraph shall be added to the end of Section 5 of Exhibit A of the Agreement:

“Notwithstanding anything to the contrary in this Agreement or its exhibits, each milestone payment in this Section 5 shall be reduced by [**]% if the only VALID CLAIMS of PATENT RIGHTS that cover the LICENSED PRODUCT are VALID CLAIMS of KALA/JHU JOINTLY OWNED PATENT RIGHTS; such [**]% reduction is in addition to any reductions that already apply to the second and third LICENSED PRODUCTS that achieve the applicable milestone.”

20.                               As of the Third Amendment Date, Exhibit D of the Agreement shall be superseded in its entirety by the updated Exhibit D (“Amended Exhibit D”) attached hereto.

21.                               As of the Third Amendment Date, (a) Paragraph 2.5 shall be deleted in its entirety, (b) the clause “provided, however, that if the OPTION PATENT RIGHTS become PATENT RIGHTS upon exercise of the option set forth in Section 2.5, the OPTION PATENT RIGHTS shall not be included in PATENT RIGHTS for purposes of this Section 2.4” in the last sentence of Section 2.4 of the Agreement shall be deleted in its entirety, (c) the second sentence of Section 3.6 of the Agreement shall be deleted in its entirety, and (d) the second paragraph of Section 3.6 of the Agreement shall be amended to read as follows:

“In accordance with Paragraph 4.1 below, Company will reimburse JHU, within [**] days of the receipt of an invoice from JHU for all costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS incurred by JHU subsequent to the EFFECTIVE DATE of this Agreement.”

22.                               In all other respects the Agreement shall remain in full force and effect.

23.                               This Third Amendment shall be effective as of the date the last party hereto has executed this Third Amendment (the “Third Amendment Date”).

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24.                               For the convenience of the parties hereto, this Amendment may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument, without necessity of production of the others.  Signatures may be exchanged by facsimile or electronic transmission and each of the parties to this Amendment agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of the other party.

25.                               Amendment Fee.  Company shall pay to JHU within [**] days of the Third Amendment Date [**] dollars ($[**]) as an amendment fee (the “Third Amendment Fee”).  JHU will not submit an invoice for the Third Amendment Fee, which shall not be credited against royalties or other fees.  The Third Amendment Fee shall be refunded to Company in full if this Third Amendment is terminated according to Section 26.

26.                               Termination due to no Settlement.  In the event the Settlement Agreement is not executed by JHU, Company, GrayBug, and any other required parties, on or before January I, 2015, each section of this Third Amendment, except for the last sentence of Section 25, shall terminate and the applicable sections in the Agreement shall revert to the language as of immediately prior to the Third Amendment Date; provided that (A) Exhibit D of the Agreement shall be superseded in its entirety by the Amended Exhibit D (but excluding JHU Ref [**]) attached hereto, and (B) each party shall retain its rights as a co-owner in any patent rights jointly owned by Kala and JHU relating to JHU Ref [**].

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This Third Amendment may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

KALA PHARMAEUTICALS, INC.		THE JOHNS HOPKINS UNIVERSITY

By:	/s/ Charles McDermott	By:	/s/ Steven L. Kousouris
	duly authorized		duly authorized

Charles McDermott		Director	Steve Kousouris
Sr. Director, Administration
Chief Business Officer and Interim President			Johns Hopkins Technology Transfer

Date:		Johns Hopkins Technology Transfer

August 26, 2014		Date: 8/26/2014

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